Exhibit 99.1

American Homes 4 Rent Reports Second Quarter 2014 Financial and Operating Results

AGOURA HILLS, Calif., Aug. 4, 2014 /PRNewswire/ -- American Homes 4 Rent (NYSE: AMH), a leading provider of high quality single-family rental homes ("AMH," "the Company," "we" or "us"), today announced its financial and operating results for the quarter ended June 30, 2014.

Highlights

  Core funds from operations ("Core FFO") (as defined) for the second quarter of 2014 were $35.3 million or $0.15 per FFO share.
  Net operating income from leased properties ("NOI") for the quarter ended June 30, 2014 was $57.1 million, a 19.7% increase from the $47.7 million reported for the first quarter ended March 31, 2014.
  Total portfolio increased by 1,668 homes to 27,173 as of June 30, 2014 from 25,505 as of March 31, 2014. As of June 30, 2014, the Company had 23,364 leased properties, an increase of 2,698 properties from March 31, 2014.
  Continued strong occupancy with 94.7% of properties leased that have been previously leased or rent-ready for more than 90 days and total portfolio occupancy of 86.0%.
  Completed securitization transaction in May 2014, raising gross proceeds of $481 million, with a duration-weighted blended interest rate of LIBOR plus 154 basis points.
  Subsequent to quarter-end, the Company completed the acquisition of Beazer Pre-Owned Rental Homes, Inc. ("Beazer Rental Homes"). The acquisition added more than 1,300 homes located in markets in Arizona, California, Florida and Nevada to the Company's portfolio. Including the homes acquired from Beazer Rental Homes, the Company acquired over 2,000 single family properties in July 2014, increasing the total portfolio to over 29,200. Leased properties increased by over 2,000 in July, including the leased homes from Beazer Rental Homes, increasing the number of leased homes to nearly 25,500 or approximately 87.0% of the total portfolio.

"We posted another strong quarter and continue to deliver solid operating performance," stated David Singelyn, American Homes 4 Rent's Chief Executive Officer. "Our fully internalized operating platform is bearing fruit as evidenced by our strong increase in leased properties of nearly 2,700 homes, a portfolio occupancy of 86% and a strong and consistent stabilized portfolio occupancy, defined as homes that have been either initially leased or rent-ready for at least 90 days, of nearly 95%. In addition, we continued to put our capital to work, acquiring 1,668 homes in 31 of our target markets during the quarter and we continue to see robust opportunities to make high quality acquisitions in our markets."

Second Quarter 2014 Financial Results

The Company had total revenues of $94.3 million for the second quarter of 2014, an increase of 22.0% over the $77.3 million in total revenues for the first quarter of 2014. Revenue growth was driven by continued strong leasing activity, as our total leased portfolio grew by 2,698 homes during the second quarter of 2014.

The Company had NOI from leased properties of $57.1 million for the second quarter of 2014, an increase of 19.7% over the $47.7 million reported for the first quarter of 2014. This increase is primarily due to the growth in the number of leased properties.

The Company reported Core FFO of $35.3 million, or $0.15 per FFO share for the second quarter of 2014, compared to Core FFO of $28.1 million, or $0.12 per FFO share, for the first quarter of 2014. Growth in Core FFO was primarily driven by higher property NOI, as described above.

The Company reported a net loss of $3.4 million for the second quarter of 2014.

Year-to-Date 2014 Financial Results

The Company had total revenues of $171.6 million for the six month period ended June 30, 2014. Revenue growth was driven by continued strong leasing activity, as our total leased portfolio grew by 6,036 homes during the six months ended June 30, 2014.

The Company had NOI from leased properties of $104.9 million for six month period ended June 30, 2014. This increase is primarily due to the growth in rental income resulting from a larger number of leased properties.

The Company reported Core FFO of $63.4 million, or $0.26 per FFO share for the six month period ended June 30, 2014. Growth in Core FFO was primarily driven by higher property NOI, as described above.

The Company reported a net loss of $10.3 million for the six month period ended June 30, 2014.

NOI, FFO and Core FFO are supplemental non-GAAP financial measures. Reconciliations to GAAP measures are provided in a schedule accompanying this press release.

Portfolio

As of June 30, 2014, the Company had 23,364 leased properties, an increase of 2,698 properties from March 31, 2014. At June 30, 2014, the leased percentage for properties that have been initially leased or rent-ready for more than 90 days was 94.7%, compared to 95.1% at March 31, 2014. Subsequent to quarter-end, our total leased portfolio increased by more than an additional 2,000 properties, including the leased homes from the Beazer Rental Homes acquisition, increasing our total portfolio occupancy to approximately 87.0% at July 31, 2014, from 86.0% at June 30, 2014.

Investments

In the second quarter of 2014, the company acquired 1,668 homes, increasing our total portfolio to 27,173 homes as of June 30, 2014, representing 6.5% increase over our portfolio of 25,505 homes as of March 31, 2014. Subsequent to quarter-end, we acquired over 2,000 single family properties in July 2014, including the homes acquired through our acquisition of Beazer Rental Homes, increasing the total portfolio to over 29,200.

Capital activities and recent announcements

In May 2014, the Company raised $481 million in gross proceeds through the issuance and sale of single-family rental pass-through certificates that represent beneficial ownership interests in a loan secured by 3,852 homes sold to an affiliate from the Company's portfolio of single-family properties. The loan has a duration-weighted blended interest rate of LIBOR plus 154 basis points.

In June 2014, the Company entered into a joint venture arrangement with the Alaska Permanent Fund Corporation. The purpose of the joint venture is to acquire, renovate and lease higher-end residential properties that are outside the Company's ordinary parameters for its acquisition of homes.

In July 2014, the Company entered into its second non-performing loan fund, Residential Credit Opportunities, LLC ("RCO") which is being managed by its joint venture, AMIP Management, LLC. RCO is focused on the acquisition and resolution of distressed residential mortgage assets in the United States.

In July 2014, the Company completed a merger with Beazer Pre-Owned Rental Homes, Inc., resulting in the addition of 1,372 homes in markets in Arizona, California, Florida and Nevada to the Company's portfolio.

The Company is working on its next securitization loan transaction, which the Company expects to close in late third quarter or early fourth quarter.

Additional information

A copy of AMH's Second Quarter 2014 Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.

Conference Call

A conference call is scheduled on Tuesday, August 5, 2014, at 12:00 p.m. Eastern Time to discuss AMH's financial results for the quarter ended June 30, 2014 and to provide an update on its business. The domestic dial-in number is (877) 705-6003 (for U.S. and Canada) and the international dial-in number is (201) 493-6725 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under "For Investors." A replay of the conference call may be accessed through August 19, 2014 by calling (877) 870-5176 (U.S. and Canada) or (858) 384-5517 (international), replay pin number 13580256#, or by using the link at www.americanhomes4rent.com, under "For Investors."

About American Homes 4 Rent

American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and "American Homes 4 Rent" is fast becoming a nationally recognized brand for rental homes, known for high quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing, and operating attractive, single-family homes as rental properties. As of June 30, 2014, we owned 27,173 single-family properties in selected submarkets in 22 states.

Forward-Looking Statements

This press release contains "forward-looking statements." These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "intend," "potential," "plan," "goal" or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our belief that we have a continuing significant opportunity to acquire quality single family homes and our ability to improve our operating results to drive increased cash flow and value creation. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company's management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company's control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the "Risk Factors" disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and in the Company's subsequent filings with the Securities and Exchange Commission.

Non-GAAP Financial Measures

This press release and the Second Quarter 2014 Supplemental Information Package include FFO, Core FFO and NOI, which are non-GAAP financial measures. We believe these are helpful to understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same way we do, FFO, Core FFO and NOI may not be comparable among REITs. In addition, FFO, Core FFO and NOI are not substitutes for net income / (loss) or cash flow from operations, as defined by GAAP, as measures of our liquidity, operating performance or our ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Supplemental Information Package.

American Homes 4 Rent Condensed Consolidated Balance Sheets (Amounts in thousands, except share information)

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Single-family properties:
Land	$ 847,564	$ 728,362
Buildings and improvements	3,758,122	3,188,693
Single-family properties held for sale	5,012	6,569
	4,610,698	3,923,624
Less: accumulated depreciation	(126,904)	(62,202)
Single-family properties, net	4,483,794	3,861,422
Cash and cash equivalents	239,075	148,989
Restricted cash	46,912	26,430
Rent and other receivables, net	5,646	6,863
Escrow deposits, prepaid expenses and other assets	56,110	39,212
Deferred costs and other intangibles, net	30,365	20,573
Goodwill	120,655	120,655
Total assets	$ 4,982,557	$ 4,224,144

Liabilities
Credit facility	$ 481,000	$ 375,000
Asset-backed securitization	480,970	-
Accounts payable and accrued expenses	117,486	103,397
Amounts payable to affiliates	6,598	-
Contingently convertible Series E units liability	74,638	66,938
Preferred shares derivative liability	55,670	28,150
Total liabilities	1,216,362	573,485

Commitments and contingencies

Equity
Shareholders' equity:
Class A common shares, $0.01 par value
per share, 450,000,000 shares authorized,
184,897,969 and 184,869,219 shares issued and outstanding
at June 30, 2014 and December 31, 2013, respectively	1,848	1,848
Class B common shares, $0.01 par value
per share, 50,000,000 shares authorized,
635,075 shares issued and outstanding
at June 30, 2014 and December 31, 2013	6	6
Preferred shares, $0.01 par value per share,
100,000,000 shares authorized, 17,060,000 and
9,060,000 issued and outstanding at June 30, 2014
and December 31, 2013, respectively	171	91
Additional paid-in capital	3,160,486	2,996,478
Accumulated deficit	(107,956)	(63,479)
Accumulated other comprehensive loss	(212)	-
Total shareholders' equity	3,054,343	2,934,944

Noncontrolling interest	711,852	715,715
Total equity	3,766,195	3,650,659

Total liabilities and equity	$ 4,982,557	$ 4,224,144

American Homes 4 Rent Condensed Consolidated Statements of Operations (Amounts in thousands, except share information) (Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
Revenues:
Rents from single-family properties	$ 88,871	$ 17,020	$ 162,632	$ 23,515
Fees from single-family properties	1,889	690	3,247	754
Tenant charge-backs	3,138	47	5,028	47
Other	406	363	675	363
Total revenues	94,304	18,120	171,582	24,679

Expenses:
Property operating expenses
Leased single-family properties	36,790	6,859	66,056	9,362
Vacant single-family properties and other	6,351	4,391	15,394	6,120
General and administrative expense	5,703	811	10,777	2,436
Advisory fees	-	3,610	-	6,352
Interest expense	3,888	-	5,390	370
Noncash share-based compensation expense	612	279	1,144	453
Acquisition fees and costs expensed	919	2,099	1,371	3,489
Depreciation and amortization	38,325	10,879	73,456	13,784
Total expenses	92,588	28,928	173,588	42,366

Gain on remeasurement of equity method investment	-	10,945	-	10,945
Remeasurement of Series E units	(4,944)	-	(7,700)	-
Remeasurement of Preferred shares	(141)	-	(598)	-

Income (loss) from continuing operations	(3,369)	137	(10,304)	(6,742)

Discontinued operations
Gain on disposition of single-family properties	-	904	-	904
Income from discontinued operations	-	82	-	104
Total income from discontinued operations	-	986	-	1,008

Net income (loss)	(3,369)	1,123	(10,304)	(5,734)

Noncontrolling interest	4,212	4,664	7,832	5,559
Dividends on preferred shares	4,669	-	7,790	-
Conversion of preferred units	-	10,456	-	10,456

Net loss attributable to common shareholders	$ (12,250)	$ (13,997)	$ (25,926)	$ (21,749)

Weighted average shares outstanding - basic and diluted	185,515,651	95,971,706	185,510,004	72,234,717

Net loss per share - basic and diluted:
Loss from continuing operations	$ (0.07)	$ (0.16)	$ (0.14)	$ (0.31)
Income from discontinued operations	-	0.01	-	0.01
Net loss attributable to common shareholders
per share - basic and diluted	$ (0.07)	$ (0.15)	$ (0.14)	$ (0.30)

Non-GAAP Financial Measures

Funds from Operations and Core Funds from Operations

The following is a reconciliation of net loss attributable to common shareholders to FFO and Core FFO for the three months ended June 30, 2014 and March 31, 2014, and the six months ended June 30, 2014 (amounts in thousands, except share and per share information):

	Three Months Ended		Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2014
Net loss attributable to common shareholders	$ (12,250)	$ (13,676)	$ (25,926)
Adjustments:
Noncontrolling interests in the Operating Partnership	4,140	3,715	7,855
Depreciation and amortization of real estate assets	36,793	33,827	70,620
Funds from operations	$ 28,683	$ 23,866	$ 52,549
Adjustments:
Acquisition fees and costs expensed	919	452	1,371
Noncash share-based compensation expense	612	532	1,144
Remeasurement of Series E units	4,944	2,756	7,700
Remeasurement of Preferred shares	141	457	598
Core funds from operations	$ 35,299	$ 28,063	$ 63,362
Weighted average number of FFO shares (1)	239,138,917	239,127,560	239,133,270
FFO per weighted average FFO share	$ 0.12	$ 0.10	$ 0.22
Core FFO per weighted average FFO share	$ 0.15	$ 0.12	$ 0.26

(1)

Includes quarterly weighted average common shares outstanding and assumes full conversion of all Operating Partnership units outstanding, including 13,787,292 Class A units, 31,085,974 Series C units, 4,375,000 Series D units and 4,375,000 Series E units.

FFO is a non-GAAP measure that we calculate in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.

Core FFO is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute Core FFO by adjusting FFO for (1) acquisition fees and costs expensed incurred with business combinations and the acquisition of properties with existing leases, (2) noncash share-based compensation expense and (3) noncash fair value adjustments associated with remeasuring our Series E units liability and Preferred shares derivative liability to fair value.

We present FFO and FFO per FFO share because we consider FFO to be an important measure of the performance of real estate companies, as do many analysts in evaluating our Company. We believe that FFO is a helpful measure of a REIT's performance since FFO excludes depreciation, which is included in computing net income and assumes that the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation.

We also believe that Core FFO and Core FFO per FFO share are helpful to investors as supplemental measures of the operating performance of our Company as they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.

FFO and Core FFO are not a substitute for net cash flow provided by operating activities or net loss per share, as determined in accordance with GAAP, as a measure of our liquidity, operating performance or ability to pay dividends. FFO and Core FFO also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute FFO and Core FFO in the same manner, FFO and Core FFO may not be comparable among REITs.

Reconciliation of Net Operating Income to Net Loss

NOI is a supplemental non-GAAP financial measure that AMH defines as rents and fees from single-family properties and tenant charge-backs, less property operating expenses for leased single-family properties. NOI excludes remeasurement of preferred shares, remeasurement of Series E units, depreciation and amortization, acquisition fees and costs expensed, noncash share-based compensation expense, interest expense, general and administrative expense, property operating expenses for vacant single-family properties and other and other revenues.

AMH considers NOI to be a meaningful financial measure because we believe it is helpful to investors in understanding the operating performance of our leased single-family properties. It should be considered only as a supplement to net income / (loss) as a measure of our performance. NOI should not be used as a measure of AMH's liquidity, nor is it indicative of funds available to fund AMH's cash needs, including its ability to pay dividends or make distributions. NOI also should not be used as a substitute for net income / (loss) or net cash flows from operating activities (as computed in accordance with GAAP).

The following is a reconciliation of NOI to net loss as determined in accordance with GAAP (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2014
Net loss	$ (3,369)	$ (6,935)	$ (10,304)
Remeasurement of Preferred Shares	141	457	598
Remeasurement of Series E units	4,944	2,756	7,700
Depreciation and amortization	38,325	35,131	73,456
Acquisition fees and costs expensed	919	452	1,371
Noncash share-based compensation expense	612	532	1,144
Interest expense	3,888	1,502	5,390
General and administrative expense	5,703	5,074	10,777
Property operating expenses for vacant single-family properties and other	6,351	9,043	15,394
Other revenues	(406)	(269)	(675)
Net operating income	$ 57,108	$ 47,743	$ 104,851

Contact:

American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com